Exhibit 10.1
[PSC Letterhead]

March 10, 2021

Jonathan J. Doyle

Dear Jon,

Reference is made to your offer letter, dated July 1, 2019 (your “Offer Letter”), which governs the terms of your employment with Piper Sandler & Co. (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Offer Letter.

The Company and you desire to amend your Offer Letter to recognize the change of your permanent domicile from New York to Florida that occurred subsequent to our entry into the Offer Letter and to make other conforming changes.

Therefore, the parties have agreed to amend the Offer Letter as follows:

1.The first paragraph under the heading “Title and Position; Reporting Relationship; Duties; Location,” shall be amended and restated in its entirety as follows:

While employed by the Company, you will: (i) be employed as a Vice Chairman of Piper Sandler Companies and Senior Managing Principal and Head of the Financial Services Group of Piper Sandler & Co., (ii) report directly to Chad Abraham, Chief Executive Officer of Piper Jaffray Companies or his successor (the “Reporting Person”), and (iii) be a member of the Piper Jaffray Companies Leadership Team and a member of the Board of Directors of Piper Sandler Companies (the “Board”), and (iv) your principal place of business will be the Company’s Palm Beach Gardens, FL office. While employed, you will be provided with administrative support on a basis no less favorable than the office and support in effect for you prior to the Closing Date.

2.    The definition of “Good Reason” shall be amended and restated in its entirety as follows:

“Good Reason” means, without your prior written consent, (i) the Company takes action that diminishes your titles, positions (including service on the Board), duties, responsibilities or authorities, in any material respect from your titles, positions (including service on the Board), duties, responsibilities or authorities as contemplated above in the section “Title and Position; Reporting Relationship; Duties; Location”; (ii) the Company changes your reporting relationship such that you no longer report to the Reporting Person; (iii) the Company materially breaches the terms of this Letter, which shall include without limitation the failure to provide each element of the compensation, benefits and perquisites as set forth in this Letter other than an inadvertent and insubstantial failure that is promptly remedied, or (iv) the Company or its Affiliates fail to fulfill or comply with the commitments and principles with respect to the operation of the Financial Services Group as set forth in this Letter, and, while applicable, the Operating Principles, other than an inadvertent and insubstantial failure that is promptly remedied. Your resignation from employment will not constitute a resignation for “Good Reason” unless you provide written notice to the Reporting

Person of the occurrence of the event constituting “Good Reason” within thirty (30) days of its initial occurrence, the Company fails to remedy the event within thirty (30) days of its receipt of such notice, and you terminate your employment no later than thirty (30) days following the end of such cure period.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning this letter to Piper Sandler.

Very truly yours,
PIPER SANDLER COMPANIES

By: /s/ Chad R. Abraham
Name: Chad R. Abraham
Title: Chairman and CEO

PIPER SANDLER & CO.

By: /s/ Chad R. Abraham
Name: Chad R. Abraham
Title: Chairman and CEO

Accepted and agreed:

/s/ Jonathan J. Doyle         Date: March 10, 2021
Jonathan J. Doyle
Vice Chairman and Head of FSG